Exhibit 99.9
Execution Copy

ETE COMMON UNIT PURCHASE AGREEMENT
by and among
ENTERPRISE PRODUCTS PARTNERS L.P.,
ENTERPRISE ETE LLC
and
THE PURCHASERS NAMED ON SCHEDULE A HERETO

i

Schedule A — List of Purchasers and Allocations
Schedule B — Notice and Contact Information
Exhibit A — Form of Opinion of Andrews Kurth LLP

ii

ETE COMMON UNIT PURCHASE AGREEMENT
     This ETE COMMON UNIT PURCHASE AGREEMENT, dated as of July 20, 2011 (this “Agreement”), is by and among ENTERPRISE PRODUCTS PARTNERS L.P., a Delaware limited partnership (“Enterprise”), ENTERPRISE ETE LLC, a Delaware limited liability company and wholly-owned subsidiary of Enterprise (“Enterprise ETE,” and together with Enterprise, the “Enterprise Parties”), on the one hand, and each of the purchasers listed on Schedule A hereof (each a “Purchaser” and collectively, the “Purchasers”), on the other hand.
     WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of May 7, 2007, by and among Ray C. Davis (“Davis”), Avatar Holdings LLC, Avatar Investments LP, Natural Gas Partners VI, L.P. (“NGP”), Lon Kile, MHT Properties, Ltd., P. Brian Smith Holdings LP, LE GP, LLC and Enterprise GP Holdings, L.P., Enterprise GP Holdings, L.P. acquired 38,976,090 common units representing beneficial interests in Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE,” and such common units the “ETE Common Units”);
     WHEREAS, in connection with the purchase and sale of the ETE Common Units, ETE, Enterprise GP Holdings, L.P., Davis and NGP entered into that certain Unitholder Rights and Restrictions Agreement, dated May 7, 2007, detailing certain rights and restrictions of the parties thereto in connection with the purchase and sale of the ETE Common Units (the “Rights Agreement”);
     WHEREAS, on November 22, 2010, in connection with the merger of Enterprise GP Holdings, L.P. with and into Enterprise ETE and subsequent contribution of the membership interests of Enterprise ETE to Enterprise Products Operating LLC, Enterprise ETE became the record holder of the ETE Common Units; and
     WHEREAS, Enterprise desires to cause Enterprise ETE to sell to the Purchasers, and the Purchasers desire to purchase from Enterprise ETE, certain of the ETE Common Units, in accordance with the provisions of this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Enterprise Parties, jointly and severally, and each of the Purchasers, severally and not jointly, hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with,

the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Agreement” has the meaning set forth in the introductory paragraph.
     “Business Day” means a day other than (i) a Saturday or Sunday or (ii) any day on which banks located in New York, New York, U.S.A. are authorized or obligated to close.
     “Closing” has the meaning specified in Section 2.2(a).
     “Closing Date” has the meaning specified in Section 2.2(a).
     “Commission” means the United States Securities and Exchange Commission.
     “Davis” has the meaning set forth in the recitals.
     “Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.
     “Delaware LP Act” has the meaning set forth in Section 3.2(a).
     “Enterprise” has the meaning set forth in the introductory paragraph.
     “Enterprise Entities” means each of the General Partner, Enterprise, Enterprise ETE, the OLPGP, the Operating LLC and their respective Subsidiaries.
     “Enterprise ETE” has the meaning set forth in the introductory paragraph.
     “ETE Common Units” has the meaning set forth in the recitals.
     “Enterprise Parties” has the meaning set forth in the introductory paragraph.
     “Enterprise Related Parties” has the meaning specified in Section 6.2.
     “ETE” has the meaning set forth in the recitals.
     “ETE Partnership Agreement” means the agreement of limited partnership of ETE, as amended and/or restated on or prior to the date hereof.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
     “General Partner” means Enterprise Products Holdings LLC, the general partner of Enterprise.
     “Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Enterprise Parties mean a Governmental Authority having jurisdiction over the Enterprise Entities or any of their respective Properties.
     “Indemnified Party” has the meaning specified in Section 6.3.
     “Indemnifying Party” has the meaning specified in Section 6.3.
     “Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.
     “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
     “OLPGP” means Enterprise Products OLPGP, Inc., a Delaware corporation and managing member of Operating LLC.
     “Operating LLC” means Enterprise Products Operating LLC, a Texas limited liability company.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other form of entity.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Purchased Units” means, the 3,414,136 ETE Common Units to be sold hereunder, and with respect to a particular Purchaser, the number of ETE Common Units equal to the aggregate Purchase Price set forth opposite such Purchaser’s name under the column titled “Purchase Price” set forth on Schedule A hereto divided by the Unit Price.
     “Purchase Price” means, with respect to a particular Purchaser, the amount set forth opposite such Purchaser’s name under the column titled “Purchase Price” set forth on Schedule A hereto.
     “Purchaser” and “Purchasers” have the meanings set forth in the introductory paragraph.
     “Purchaser Related Parties” has the meaning specified in Section 6.1.

     “Representatives” of any Person means the Affiliates, officers, directors, managers, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.
     “Rights Agreement” has the meaning set forth in the recitals.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
     “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
     “Transaction Documents” means the Purchase Agreement and any other agreements or instruments executed and delivered by the Parties hereunder.
     “Unit Price” has the meaning specified in Section 2.1(b).
ARTICLE II
AGREEMENT TO SELL AND PURCHASE
          Section 2.1 Sale and Purchase
     (a) Subject to the terms and conditions hereof, Enterprise ETE hereby agrees to sell, and Enterprise agrees to cause Enterprise ETE to sell, to each Purchaser and each Purchaser hereby agrees, severally and not jointly, to purchase from Enterprise ETE, its respective Purchased Units, and each Purchaser agrees, severally and not jointly, to pay Enterprise ETE the Unit Price for each Purchased Unit as set forth in paragraph (b) below. The obligations of each Purchaser under this Agreement are independent of the obligations of each other Purchaser, and the failure or waiver of performance by any Purchaser does not excuse performance by any other Purchaser or by the Enterprise Parties.
     (b) The amount per ETE Common Unit each Purchaser will pay to Enterprise ETE to purchase the Purchased Units (the “Unit Price”) hereunder shall be $40.50.

          Section 2.2 Closing; Delivery of and Payment for the Purchased Units
     (a) Delivery of the Purchased Units attributable to each Purchaser shall be made to such Purchaser against payment by such Purchaser of the purchase price thereof to or upon the order of Enterprise ETE by wire transfer in immediately available funds to an account specified by Enterprise. Delivery of the Purchased Units shall be made to the Depository Trust Company (the “DTC”) for credit of each Purchaser using a securities intermediary’s account designated by such Purchaser in writing, or such other manner as the Purchaser shall otherwise instruct. Time shall be of the essence, and delivery at the time and place specified pursuant to this Agreement is a further condition of the obligation of such Purchaser.
          Section 2.3 Mutual Conditions
     (a) no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal; and
     (b) there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.
          Section 2.4 Each Purchaser’s Conditions
     (a) Each Enterprise Party shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by such Enterprise Party on or prior to the Closing Date;
     (b) The representations and warranties of the Enterprise Parties contained in this Agreement shall be true and correct when made and as of the Closing Date (except that representations of the Enterprise Parties made as of a specific date shall be required to be true and correct as of such date only); and
     (c) The Enterprise Parties shall have delivered, or caused to be delivered, to the Purchasers at the Closing, the closing deliveries described in Section 2.6.
          Section 2.5 Conditions of the Enterprise Parties
     (a) The representations and warranties of such Purchaser contained in this Agreement shall be true and correct when made and as of the Closing Date (except that representations of such Purchaser made as of a specific date shall be required to be true and correct as of such date only); and
     (b) Such Purchaser shall have delivered, or caused to be delivered, to the Enterprise Parties at the Closing such Purchaser’s closing deliveries described in Section 2.7.
     By accepting delivery of the Purchased Units in a manner described in Section 2.2(b), each Purchaser shall be deemed to have represented to the Enterprise Parties that such Purchaser has performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by it on or prior to the Closing Date; and the representations and warranties of such Purchaser contained in this Agreement are true and correct as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only).
          Section 2.6 Enterprise Parties Deliveries
     (a) Satisfactory evidence from the transfer agent that the Purchased Units have been transferred to each Purchaser, free and clear of any Liens, other than transfer restrictions under the ETE Partnership Agreement, and without any restrictive legend thereon;
     (b) A cross-receipt executed by the Enterprise Parties and delivered to such Purchaser certifying that it has received the Purchase Price from such Purchaser as of the Closing Date;
     (c) An opinion addressed to the Purchasers from Andrews Kurth LLP, legal counsel to the Enterprise Parties, dated as of the Closing, in the form and substance attached hereto as Exhibit A; and
     (d) A certificate, dated the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of the General Partner, on behalf of Enterprise, in their capacities as such, stating that:
     (i) Each Enterprise Party has performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by it on or prior to the Closing Date; and
     (ii) The representations and warranties of the Enterprise Parties contained in this Agreement are true and correct as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only).
          Section 2.7 Purchaser Deliveries
     (a) Payment to Enterprise ETE of the Purchase Price set forth opposite such Purchaser’s name under the column titled “Purchase Price” on Schedule A hereto by wire transfer of immediately available funds to an account designated by Enterprise, which account must be designated in writing at least two Business Days prior to the Closing Date; and
     (b) A cross-receipt executed by such Purchaser and delivered to the Enterprise Parties certifying that it has received its Purchased Units as of the Closing Date.
          Section 2.8 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser herein are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser herein. Nothing contained herein, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE ENTERPRISE PARTIES
     The Enterprise Parties, jointly and severally, represent and warrant to each Purchaser as follows:
          Section 3.1 Existence. Each Enterprise Party has been duly formed and is validly existing in good standing under the laws of its respective jurisdiction of formation, with all limited liability company or partnership, as the case may be, power and authority necessary to own or hold its properties and conduct the businesses in which it is engaged, in each case in all material respects.
          Section 3.2 Authorization, Enforceability. Each Enterprise Party has all necessary limited liability company or partnership power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by each Enterprise Party of this Agreement has been duly authorized by all necessary action on the part of each Enterprise Party; and this Agreement constitutes the legal, valid and binding obligation of each Enterprise Party, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.
          Section 3.3 ETE Common Unit Ownership; Entity Ownership.
     (a) As of the date hereof and immediately prior to the sale of ETE Common Units pursuant to this Agreement, Enterprise ETE is the holder of record of all of the Purchased Units, and Enterprise ETE (or its predecessor) has continuously held of record such Purchased Units since May 7, 2007. Enterprise ETE has, and immediately prior to the Closing will have, good and valid title to the Purchased Units. To the knowledge of the Enterprise Parties, all of the Purchased Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the ETE Partnership Agreement and are fully paid (to the extent required under the ETE Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware LP Act”).
     (b) Upon delivery of the Purchase Price, Enterprise ETE will convey to the Purchaser on the Closing Date the Purchased Units free and clear of any Liens other than Liens set forth in the ETE Partnership Agreement.
     (c) Enterprise ETE is an indirect wholly owned subsidiary of the Enterprise.

          Section 3.4 No Conflict. None of (i) the offering and sale by the Enterprise Parties of the Purchased Units, (ii) the execution, delivery and performance of this Agreement by the Enterprise Parties, or (iii) the consummation of the transactions contemplated hereby (A) conflicts or will conflict with or constitutes or will constitute a violation of the certificate of limited partnership or agreement of limited partnership, certificate of formation or limited liability company agreement, certificate or articles of incorporation or bylaws or other organizational documents of any of the Enterprise Entities, (B) conflicts with or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute a default) under, the Rights Agreement, (C) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of the Enterprise Entities is a party or by which any of them or any of their respective properties or assets may be bound, or (D) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court, arbitrator or governmental agency or body having jurisdiction over any of the Enterprise Entities or any of their respective properties or assets, which conflicts, breaches, violations, defaults or liens, in the case of clause (C), would, individually or in the aggregate, materially impair the ability of any of the Enterprise Parties to perform their obligations under this Agreement.
          Section 3.5 No Consents. No permit, consent, approval, authorization, order, registration, filing or qualification (“consent”) of or with any court, governmental agency or body having jurisdiction over the Enterprise Entities or any of their respective properties is required in connection with (i) the offering and sale by the Enterprise Parties of the Purchased Units in the manner contemplated in this Agreement, (ii) the execution, delivery and performance of this Agreement by the Enterprise Parties or (iii) the consummation by the Enterprise Parties of the transactions contemplated by this Agreement, other than filings by the Enterprise Parties required under Section 13 and Section 16 under the Exchange Act.
          Section 3.6 No Rights of First Refusal. Neither the execution of this Agreement nor the sale of the Purchased Units as contemplated by this Agreement gives rise to any rights of first refusal, rights of first offer or similar rights under any agreement to which either Enterprise Party is a party that would entitle any Person to purchase or otherwise acquire any of the Purchased Units or require that an offer to purchase or acquire any of the Purchased Units be made to any Person.
          Section 3.7 Litigation
          Section 3.8 Certain Fees
          Section 3.9 No Side Agreements
          Section 3.10 No Registration
          Section 3.11 Matters Pertaining to ETE and the Purchased Units

     (a) The Enterprise Parties have no knowledge of any material fact, condition or information pertaining to ETE and its Subsidiaries not disclosed in the reports of ETE filed under Section 13 or 15(d) of the Exchange Act, as applicable.
     (b) Neither of the Enterprise Parties is, nor has an Enterprise Party been during the preceding three months, an “affiliate” of ETE, as such term is defined in both Rule 144(a)(1) and Rule 405 of the Securities Act.
     (c) The Enterprise Parties have no knowledge of any failure on behalf of ETE to (i) file any reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the 12 months preceding the date hereof, other than Form 8-K reports, or (ii) submit electronically and post on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T, during the 12 months preceding the date hereof.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
     Each Purchaser, severally and not jointly, hereby represents and warrants to the Enterprise Parties that:
          Section 4.1 Existence
          Section 4.2 Authorization, Enforceability
          Section 4.3 No Breach
          Section 4.4 Certain Fees
ARTICLE V
COVENANTS
          Section 5.1 Taking of Necessary Action
ARTICLE VI
INDEMNIFICATION
          Section 6.1 Indemnification by the Enterprise Parties. Each of the Enterprise Parties, jointly and severally, agrees to indemnify each Purchaser and its officers, directors, managers, general partners, employees and agents (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Enterprise Parties contained herein, provided that such claim for indemnification relating to a breach of the representations or warranties is made prior to the expiration of such representations or warranties; and provided further, that no Purchaser Related Party shall be entitled to recover special, consequential (including lost profits or diminution in value) or punitive damages. Notwithstanding anything to the contrary, consequential damages shall not be deemed to include diminution in value of the Purchased Units, which is specifically included in damages covered by Purchaser Related Parties’ indemnification.
          Section 6.2 Indemnification by Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify the Enterprise Parties and their respective officers, directors, managers, general partners, employees and agents (collectively, “Enterprise Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein, provided that such claim for indemnification relating to a breach of the representations and warranties is made prior to the expiration of such representations and warranties; and provided further, that no Enterprise Related Party shall be entitled to recover special, consequential (including lost profits or diminution in value) or punitive damages.
          Section 6.3 Indemnification Procedure. Promptly after any Enterprise Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.
ARTICLE VII
MISCELLANEOUS
          Section 7.1 Interpretation
          Section 7.2 Survival of Provisions
          Section 7.3 No Waiver; Modifications in Writing
     (a) Delay. No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.
     (b) Amendment; Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement shall be effective unless signed by each of the parties hereto affected by such amendment, waiver, consent, modification, or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Enterprise Parties from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any Enterprise Party in any case shall entitle such Enterprise Party to any other or further notice or demand in similar or other circumstances.
          Section 7.4 Binding Effect; Assignment
     (a) Binding Effect. This Agreement shall be binding upon the Enterprise Parties, the Purchasers, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.
     (b) Assignment of Rights. All or any portion of the rights and obligations of any Purchaser under this Agreement may be transferred by such Purchaser to any Affiliate of such Purchaser without the consent of the Enterprise Parties. No portion of the rights and obligations of any Purchaser under this Agreement may be transferred by such Purchaser to a non-Affiliate without the written consent of the Enterprise Parties (which consent shall not be unreasonably withheld by the Enterprise Parties).
          Section 7.5 Communications
(a)	If to any Purchaser:

To the respective address listed on Schedule B hereof

(b)	If to the Enterprise Parties:

Enterprise Products Partners, L.P. 1100 Louisiana Street, 10th Floor Houston, TX 77002 Attention: Chief Legal Officer Facsimile: 713.381.6570
or to such other address as the Enterprise Parties or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; at the time of transmittal, if sent via electronic mail; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
          Section 7.6 Entire Agreement
          Section 7.7 Governing Law
          Section 7.8 Execution in Counterparts
          Section 7.9 Termination

     (a) Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closing by the written consent of the Purchasers that have agreed to acquire a majority of the Purchased Units, upon a breach in any material respect by the Enterprise Parties of any covenant or agreement set forth in this Agreement.
     (b) Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing:
     (i) if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; or
     (ii) if the Closing shall not have occurred by July 26, 2011.
     (c) In the event of the termination of this Agreement as provided in this Section 7.9, this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any party hereto; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.
          Section 7.10 Costs and Expenses
[Signature pages follow.]

     IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

ENTERPRISE PRODUCTS PARTNERS L.P.
By:	Enterprise Products Holdings LLC, its general
partner

By:	/s/ Michael A. Creel
Michael A. Creel
President and Chief Executive Officer

ENTERPRISE ETE LLC
By:	/s/ Michael A. Creel
Michael A. Creel
President and Chief Executive Officer

Signature Page to Unit Purchase Agreement

AT MLP Fund, LLC
By:	/s/ Paul Mc Pheeters
Paul McPheeters
Managing Director

Signature Page to Unit Purchase Agreement

SALIENT MLP FUND, LP
By:	Salient Capital Advisors, LLC, its Investment Manager

By:	/s/ Haag Sherman
	Name:	Haag Sherman
	Title:	Chief Executive Officer

SALIENT MLP & ENERGY INFRASTRUCTURE FUND, INC.
By:	Salient Capital Advisors, LLC, its Investment
Manager

By:	/s/ Haag Sherman
	Name:	Haag Sherman
	Title:	Chief Executive Officer

HFR RVA SALIENT MLP 1.25X MASTER TRUST
By:	Salient Capital Advisors, LLC, its Investment
Manager

By:	/s/ Haag Sherman
	Name:	Haag Sherman
	Title:	Chief Executive Officer

HEB BRAND SAVINGS AND RETIREMENT PLAN TRUST
By:	Salient Capital Advisors, LLC, its Investment
Manager

By:	/s/ Haag Sherman
	Name:	Haag Sherman
	Title:	Chief Executive Officer

Signature Page to Unit Purchase Agreement

ZLP MASTER UTILITY FUND, LTD.
By:	Zimmer Lucas Capital, LLC, its Investment
Manager

By:	/s/ John Lee
	Name:	John Lee
	Title:	Chief Financial Officer

ZLP MASTER OPPORTUNITY FUND, LTD.
By:	Zimmer Lucas Capital, LLC, its Investment
Manager

By:	/s/ John Lee
	Name:	John Lee
	Title:	Chief Financial Officer

ZLP FUND, L.P.
By:	Zimmer Lucas Partners, LLC, its General Partner

By:	/s/ John Lee
	Name:	John Lee
	Title:	Chief Financial Officer

Signature Page to Unit Purchase Agreement

UBS AG, LONDON BRANCH
By:	/s/ John DiBacco, Jr.
	Name:	John DiBacco, Jr.
	Title:	Managing Director

By:	/s/ Thomas Regazzi
	Name:	Thomas Regazzi
	Title:	Executive Director

Signature Page to Unit Purchase Agreement

Schedule A — List of Purchasers and Allocations

Purchaser	ETE Common Units	Purchase Price
AT MLP Fund, LLC	600,000	$24,300,000.00
Salient MLP Fund, LP	121,500	$4,920,750.00
Salient MLP & Energy Infrastructure Fund, Inc.	173,000	$7,006,500.00
HFR RVA Salient MLP1.25X Master Trust	26,000	$1,053,000.00
HEB Brand Savings and Retirement Plan Trust	24,500	$992,250.00
ZLP Master Utility Fund, Ltd.	40,022	$1,620,891.00
ZLP Master Opportunity Fund, Ltd.	152,300	$6,168,150.00
ZLP Fund, L.P.	345,679	$13,999,999.00
UBS AG, London Branch	1,931,135	$78,210,967.50

TOTAL:	3,414,136	$138,272,507.50
Schedule A to Unit Purchase Agreement

Schedule B — Notice and Contact Information

AT MLP Fund, LLC	Atlantic Trust 1700 Lincoln St. Suite 2500 Denver, CO 80203

Salient MLP Fund, LP	Salient Partners, L.P. 4265 San Felipe, 8th Floor Houston, TX 77027

Salient MLP & Energy Infrastructure Fund, Inc.	Salient Partners, L.P. 4265 San Felipe, 8th Floor Houston, TX 77027

HFR RVA Salient MLP 1.25X Master Trust	Salient Partners, L.P. 4265 San Felipe, 8th Floor Houston, TX 77027

HEB Brand Savings and Retirement Plan Trust	Salient Partners, L.P. 4265 San Felipe, 8th Floor Houston, TX 77027

ZLP Master Utility Fund, Ltd.	Zimmer Lucas Partners, LLC 535 Madison Avenue — 6th Floor New York, NY 10022

ZLP Master Opportunity Fund, Ltd.	Zimmer Lucas Partners, LLC 535 Madison Avenue — 6th Floor New York, NY 10022

ZLP Fund, L.P.	Zimmer Lucas Partners, LLC 535 Madison Avenue — 6th Floor New York, NY 10022

UBS AG, London Branch	UBS AG, London Branch c/o UBS Securities 677 Washington Blvd Stamford, CT 06901 With a copy to Equities Legal Fax: (203) 719-5627
Schedule B to Unit Purchase Agreement

Exhibit A — Form of Andrews Kurth LLP
     1. Each of the Enterprise Parties is validly existing in good standing as a limited liability company or limited partnership, as applicable, under the laws of the State of Delaware.
     2. As of the date hereof immediately prior to the sale of ETE Common Units pursuant to this Agreement, Enterprise ETE is the holder of record of the Purchased Units.
     3. Upon the payment for the Purchased Units to be sold by Enterprise ETE in accordance with this Agreement and the credit of the Purchased Units to the securities account of a “securities intermediary” (within the meaning of Section 8.102(a)(14) of the Texas Uniform Commercial Code (the “UCC”) maintained with The Depository Trust Company for credit for the Purchaser’s account, assuming neither the Purchaser nor such securities intermediary has any “notice of an adverse claim” (within the meaning of Section 8.105 of the UCC) to such Purchased Units and the Purchaser is identified in the records of such securities intermediary as the person having a security entitlement against such securities intermediary with respect to the Purchased Units, the Purchaser will have a “security entitlement” (as defined in Section 8.102(a)(17) of the UCC) with respect to the Purchased Units purchased by the Purchaser, and no action based on an adverse claim to such Purchased Units credited to such securities account, whether framed in conversion, replevin, constructive trust, equitable lien, or other theory, may be asserted against the Purchaser.
     4. This Agreement has been duly authorized and validly executed and delivered by each of the Enterprise Parties.
     5. None of (i) the offering and sale by the Enterprise Parties of the Purchased Units, (ii) the execution, delivery and performance of this Transaction Documents by the Enterprise Parties, or (iii) the consummation of the transactions contemplated thereby (A) conflicts or will conflict with or constitutes or will constitute a violation of the certificate of limited partnership or agreement of limited partnership, certificate of formation or limited liability company agreement, certificate or articles of incorporation or bylaws or other organizational documents of any of the Enterprise Parties, (B) conflicts with or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute a default) under, the Rights Agreement, (C) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under, (1) any agreement filed as an exhibit to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2010 or any subsequent report filed by the Partnership under the Exchange Act and (2) any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Enterprise ETE is a party or by which it or its properties or assets may be bound, or (D) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court, arbitrator or governmental agency or body having jurisdiction over any of the Enterprise Parties or any of their respective properties or assets, which conflicts, breaches, violations, defaults or liens, in the case of clause (C), would, individually or in the aggregate, materially impair the ability of any of the Enterprise Parties to perform their obligations under the Transaction Documents; provided, however, that for purposes of this paragraph, such counsel expresses no opinion with respect to federal or state securities laws or other antifraud laws.
Exhibit A to Unit Purchase Agreement

     6. The sale of the Purchased Units by Enterprise ETE pursuant to the Agreement is exempt from registration requirements of the Securities Act under Section 4(1) thereunder.
Exhibit A to Unit Purchase Agreement